UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event
reported):  September 23, 2004

GRAPHIC PACKAGING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-13182	58-2205241
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

814 Livingston Court
Marietta, Georgia 30067
(Address of principal executive offices)
(Zip Code)

(770) 644-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 23, 2004, the Board of Directors of Graphic Packaging Corporation (the “Company”) appointed David W. Scheible to the position of Chief Operating Officer effective October 1, 2004.  Mr. Scheible, age 48, has served as the Company’s Executive Vice President of Commercial Operations since the merger of Graphic Packaging International Corporation (“Graphic”) and Riverwood Holding, Inc. on August 8, 2003 (the “Merger”).  Prior to the Merger, Mr. Scheible served as Graphic’s Chief Operating Officer from June 1999 until August 2003 and served as President of Graphic’s Flexible Division from January to June 1999. Before joining Graphic, he was affiliated with the Avery Denison Corporation, working most recently as its Vice President and General Manager of the Specialty Tape Division from 1995 through January 1999 and Vice President and General Manager of the Automotive Division from 1993 to 1995.

Mr. Scheible is party to an Executive Employment Agreement with Graphic dated as of March 25, 2003 (the “Employment Agreement”) pursuant to which he first served as Executive Vice President, Commercial Operations of the Company after the Merger.   The Employment Agreement has a term of three (3) years from the date of the Merger and provides for an annual base salary of no less than $420,000, which salary shall be reviewed annually.  Pursuant to the Employment Agreement, Mr. Scheible is entitled to participate in the Company’s short-term incentive compensation plan or plans existing from time to time and other incentive plans for executive officers, as well as savings and retirement plans and welfare benefit plans sponsored by the Company.  In addition, Mr. Scheible receives a cash allowance of $43,500 per year for the cost of fringe benefits and perquisites.

Under the Employment Agreement, Mr. Scheible received certain cash payments, immediate vesting of certain options and 315,574 shares of the Company's restricted stock upon the consummation of the Merger. The shares of resticted stock vest in three equal increments on each of the first three anniversaries of the Merger. However, the restricted shares vest in full immediately if (1) Mr. Scheible is terminated without cause (as defined in the Employment Agreement), due to death, disability or retirement, or Mr. Scheible terminates his employment for good reason (as defined in the Employment Agreement); or (2) upon a change of control of the Company.

In the event that the Company terminates Mr. Scheible’s employment without cause or Mr. Scheible terminates his employment for good reason, the Company will pay to Mr. Scheible (i) base salary through the date of termination, (ii) a bonus equal to the greater of the highest bonus paid to Mr. Scheible during the last three fiscal years prior to the effective date of the Employment Agreement or the annual bonus earned but not paid through the date of termination, (iii) any accrued but unpaid fringe benefits and (4) any previously deferred compensation and any accrued vacation pay not previously paid (the “Accrued Obligations”).  In addition, the Company shall pay Mr. Scheible an amount equal to (x) three times his highest base salary during any of the three years preceding the date of termination, plus (y) the highest base salary during any of the three years preceding the date of termination multiplied by the highest percentage payout of his bonus under the Short Term Incentive Program (or any successor short term bonus plan or program), plus (z) the highest one-year cash equivalent amount of fringe benefits paid during the prior three years, less the amount paid, if any, under the Company’s Severance Pay Plan (or any successor severance pay plan).  The Company shall also pay benefits under any supplemental executive retirement plan (“SERP”) in accordance with the provisions of the SERP, but having credited Mr. Scheible with five years of additional service less the period from the Effective Date through the date of termination.  The Company is obligated to provide health and welfare benefits to Mr. Scheible and his family at the same level provided to them prior to termination for a period of three years or until Mr. Scheible becomes eligible to receive medical or other welfare benefits under another employer provided plan, and to provide outplacement services up to $15,000 (the “Other Benefits”).

If Mr. Scheible’s employment terminates due to his death or disability, the Company is obligated to pay the Accrued Obligations and the Other Benefits to Mr. Scheible, his legal representative, his estate or beneficiary, as appropriate.  If Mr. Scheible’s employment is terminated for cause or for other than good reason, the Company is obligated to pay only earned but unpaid base salary, previously deferred compensation and Other Benefits, but only to the extent that the Other Benefits are earned, nonforfeitable and currently payable as of the date of termination.

The Employment Agreement also contains certain confidentiality obligations and certain non-competition and non-solicitation provisions for a period of two years from the date of termination.

Neither Mr. Scheible nor any of his immediate family members currently have a direct or indirect material interest in any transaction to which the Company or any of its subsidiaries is a party.

A press release announcing Mr. Scheible’s appointment is attached hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GRAPHIC PACKAGING CORPORATION
(Registrant)

Date:	September 28, 2004	By:	/s/ Stephen A. Hellrung
Stephen A. Hellrung
Senior Vice President, General
Counsel and Secretary

Exhibit Index

Exhibit Number	Description

99.1	Press release dated September 27, 2004 announcing the appointment of David W. Scheible to the position of Chief Operating Officer.